UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2009 (August 10, 2009)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, Georgia		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (770) 395-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.03               Material Modifications to Rights of Security Holders.

On August 10, 2009, the Board of Directors of Georgia Gulf Corporation approved an Amendment, dated as of August 10, 2009 (the “Amendment”), to the Amended and Restated Rights Agreement, dated as of December 5, 2000 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as successor rights agent.  The Amendment provides that no person or entity will become an “Acquiring Person” under the terms of the Rights Agreement solely as a result of the Company’s recapitalization and related transactions that were consummated on or about July 29, 2009, including the offers to exchange the Company’s then-outstanding 7.125% Senior Notes due 2013, 9.5% Senior Notes due 2014, and 10.75% Senior Subordinated Notes due 2016, for an aggregate of up to 32,050,000 shares of the Company’s convertible preferred stock and up to an aggregate of 1,430,000 shares of the Company’s common stock, and including the issuance of the convertible preferred stock and the issuance of the shares of common stock issuable upon conversion of the convertible preferred stock.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended.  Copies of the Rights Agreement and the Amendment are available free of charge from the Company.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit

4.1	Amendment, dated as of August 10, 2009, to the Amended and Restated Rights Agreement, dated as of December 5, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
		Name:	Joel I. Beerman
		Title:	Vice President, General Counsel and Secretary
Date: August 14, 2009